Exhibit 99.1

REVOCABLE PROXY

GENALA BANC, INC.

Proxy for Special Meeting of Shareholders,

                    , 2012

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of Genala Banc, Inc. (“Genala”), do hereby nominate, constitute and appoint Roy G. Dowdy, Jr., Martha B. Helms and Richard Jerome Parrish, and each of them, with full power to act alone, my true and lawful proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of Genala standing in my name on its books on                     , 2012, at the special meeting of its shareholder to be held at Genala, 515 South Commerce Street, Geneva, Alabama 36340 at         p.m./a.m., local time, on                     , 2012, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said proxies all discretionary authority permitted by applicable law and regulations, as follows:

1.	Plan of Merger. Adoption and approval of the Agreement and Plan of Merger dated October 4, 2012, as described in the joint proxy statement and prospectus dated , 2012, whereby: (i) Genala will be merged into Bank of the Ozarks, Inc. (“Ozarks”), with Ozarks as the surviving corporation; and (ii) each share of Genala common stock will be converted the Merger Consideration, comprised of Ozarks common stock and cash having an aggregate value of $1,100, subject to possible adjustment, all as provided in the Agreement and Plan of Merger.

☐ For	☐ Against	☐ Abstain

2.	Adjournment Proposal. The proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

☐ For	☐ Against	☐ Abstain
3.	Other Business. The proxies are authorized to vote in their discretion upon such other business as may be brought before the meeting or any adjournment thereof. The Board of Directors currently knows of no other business to be presented.

If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the joint proxy statement and prospectus dated                     , 2012, “For” the approval of the merger and “FOR” the Adjournment Proposal. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

This proxy may be revoked at any time prior to its exercise by written notice or subsequently dated proxy delivered to the Chief Executive Officer of Genala.

(Please sign exactly as the name(s) appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date